Exhibit 10.1

                                                           No.:

EMPLOYMENT CONTRACT

Employer：Filled out by Shenyang Taiyu Machinery & Electronic Equipment Co., Ltd
Supervised by Shenyang Economic and Technology Development Zone Relation Society

                                 January 1st, 2008

Party A (Employer) Full Name: Shenyang Taiyu Machinery & Electronic Equipment Co., Ltd
Address: 1 Jia 10, No. 7 Street, Shenyang Economic and Technology Development Zone, Shenyang
Party B (Employee)   Name: WangJun  Tel: 13701368262
                  Address: Zhongguancun329#, Haidian District, Beijing
According to the Labour Law of People's Republic of China and the rules of law related to labor, Part A and Part B come forward to establish labor relation through negotiation by both parties, and reach the following contract terms for both parties’ rights and obligations for mutual compliance.
1.	Contract Period:
Confirmed by the following term___1)__:
1) Fixed term:
The term of this contract is for __3__years (months), from January 1, 2008 to December 31, 2010, with probation period _____months, from _____to _____.
2) Non-fixed term: from_____ with probation period for_____ months, from_____ to_____
2.	Job (Working Place) Description and Working time
1) The Party A arranges the Party B to perform the financial job according to the actual need of the working positions. The duty and obligation criterion, assessment criterion as well as the professional ethics etc. of this post are all executed by the related regulations of Party A. The change of  working position must be agreed by both parties.(except the following situations: natural calamities accident, disaster rescue, temporary remove or the mistake made by Part B, or unfitness the work to relegate to a lower official post through the examine, promotion in title for the needs of the work.)
2)The working time of Part B performed by the following___1__type working form.
(1). Standard working system;
(2). Non-fixed working system;
(3). work system with integrative computation of work hours (calculative cycle _____ years)
3. Working Protection and Working Conditions
Party A shall provide Party B necessary working protection facilities and working conditions,   protection health articles or its allowance. Party B shall carry out the related bylaws of manipulation criterion of safety in production appointed by Part A, and have right to reflect or refuse the incorrect instructions and forced risky operations which threatening life safety arranged by management team.
4.	Labor Compensation
Party A ensures Party B to obtain relevant compensation after working in accordance with laws.
1)	Wage standard: Both parties agree to that the salary of the Employee is RMB no less than Shenyang lowest salary per month.
2)	Payment forms: Party A shall pay Party B with currency every month.
3)	Payment time: on the date of __5th__ each month for the salary payment of last month.
4)
We should determined the amount of monthly real wages of Party B according to the inner and uniform wage distribution, incentive system, floating through the examination by Party A in accordance with legal democracy procedure if the agreed monthly pay levels in this contract is higher than the local minimum wage criterion, but the salary mustn’t under the local minimum wage criterion (except abatement of check on work attendance).

5)	The monthly real wages of Party B only accepted by system of check on work attendance of Party A, if the agreed amount of monthly wages in this contract is lower than the local minimum wage criterion.

5.	Labor Insurance and Welfare Treatment
1)
Party A shall transact social insurance for Party B in accordance with law, such as endowment insurance, medical insurance, employment insurance and birth insurance, etc., pay the full charge in time(the part burdened by Party B shall withhold and remit from his salary by Party A), and ensure Party B enjoy related treatment in accordance with law. If Party B belongs to obtain employment again, Party A pay the insurances from the month Party B handed in the stopping insurance procedure, obligation part should burden the benefit damage caused by exceeding the time limit.

2)
The other welfare treatment of Party B should be executed by related bylaws of Party A. Such as, the rest and vacation system: employee’s legal feast with salary, holiday, annual leave etc., the sick pay treatment system in the period of employee sickness and medical treatment, the system of wage and treatment of women staff and workers in their “Three period of time”, the treatment of benefit system of employee’s industrial injury benefit and wound and disability, etc..

3)
Party A shall pay Party B overtime compensation in accordance with law if Party A make Party B prolong the working time, work overtime on holidays or couldn’t arrange rest on holidays after negotiation due to the needs (of work) (Except for the situations that Party B prolong working time by himself without approval or Party B did not complete the normal activity and job task).

6. Labor Discipline & Treatment for Violating Disciplines
1) After establishing labor relation by both parties, Party B shall subject to Party A’s staff and accept the management from Party A. Party B shall assure to abide by the laws and regulations, ensure perform the various managing bylaws made by Party A in conformity with legal provisions.
2) Party A shall enjoy independent management right, have the right to give Party B administrative sanction, economic penalty, or the treatment of compensate because of the economic losses caused by the waster, equipments and tools damage produced by Party B’s breach of duty in allusion to Party B’s act in violation of regulations according to the factory’s criterion and discipline( or according to the regulations of “Regulation on Rewards and Penalties Given to Enterprise Staff and Workers” issued by State Department). But aiming at Party B’s administrative sanction, economic penalty and the decision of economic compensation should be in the name of main body of Party A to make and pass after legal democratic procedure, serve in written form to tell Party B. Without serving and telling, the procedure is invalidation.

7 Alteration, Renewal, Automatic Extension, Termination and Dissolution of Labor Contract

(1) Alteration. The contract may be altered upon mutual agreement between Party A and Party B during the valid term of this contract. Both parties shall be notified in written forms and the altered contract shall be attached to this contract.

(2) Renewal. The contract may be renewed upon mutual agreement between Party A and Party B upon the expiration of this contract.

(3). Automatic extension. Upon the expiration of the contract, employees happen to injure at work, to be sick or come across the “three periods” for women employers in the legal medical period, the labor contract shall be automatically extended until the end of the legal period (except the condition that Party B propose not to extend).

(4). Termination. The contract may be terminated upon its expiration. The party that requests termination of this contract must give the other party 30 days of written notice. Party A shall terminate and transfer the unemployment formalities upon the cooperation of Party B. Both parties haven’t terminated the contract by the end of the term and form a actual labor relationship, which shall be regarded as the automatic extension of this contract (except the condition that both parties shall not renew the contract upon mutual agreement).

(5). Dissolution. During the valid term of this contract, the party that requests termination of this contract on the basis of Labor Law must give the other party 30 days of written notice (except consistent with the legal circumstances under which the contract can be terminated at any time). Party A shall terminate and transfer the unemployment formalities upon the cooperation of Party B. In the following conditions Party A doesn’t have to transfer the unemployment formalities: when Party B is or has been under punishment because of violating disciplines, Party B doesn’t obey and refuse to implement its obligation and leave its position.

Upon the occurrence of the following circumstances, Party A may dissolute the contract: Party B violates the regulation of giving 30 days of written notices, requests for dissolution of this labor contract and leave or leave without request. If Party B still doesn’t cooperate after the procedures of implementation, service and notice, Party A doesn’t have to transfer the unemployment formalities.

8 Other Appointments

(1). Training and training expenses. During the valid term of this contract, Party B shall accept the training arranged by Party A and implement the Training Agreement that is signed by both parties and attached to this contract.

(2) Confidentiality and non-competition. The Confidentiality and Non-competition Agreement shall be signed in the event that Party B holds the confidential and non-competition position. The Agreement shall be attached to this contract.

(3). Party B must provide real personal information, including name, permanent address, present address, family members, contacting information and diploma, experiences and state of health. The change of the permanent address, present address and contacting information shall be given a month’s notice to Party A. Otherwise, Party B shall undertake the liability caused by the invalid personal information when Party A implements the obligation of noticing. Party B shall also undertake the liability once violating the regulations of Party A because of the false information.

(4). Party B shall self-consciously obey the decisions and regulations that is related to all employees, made by the management and through democratic procedures.

9 Liabilities for Breach

(1). In the event that when Party A violates and terminates this contract, it shall give Party B compensation according to Labor Law of the People's Republic of China. In the event that when Party A violates Labor Law and terminates this contract, it is invalid. Party B shall decide whether or not to resume the implementation of the contract or demand for redouble compensation.

(2) In the event that when Party B violates and terminates this contract or violates the Training Agreement and Confidentiality and Non-competition Agreement, it shall compensate Party A.

(3). In the event when Party B violates and terminates this contract, the compensation it gives to Party A shall be consistent with the equivalent principles of economic compensation mentioned in Labor Law of the People's Republic of China.

10 Verification, Validity, Keeping and Dispute Settling of This Contract

This Contract shall be in duplicate copies, with one copy for each of the parties after the verification of both signatures. The two copies are of the same legal effect. Alternation shall be invalid.

For the matters not mentioned in this contract, they shall be implemented based on the national relative laws and legislations or the regulations announced by Party A.

Disputes during the valid term of this contract shall be settled by mutual agreement. If they cannot agree with each other, the Labor Dispute Conciliation Committee shall interfere. For invalid conciliation, both parties shall go to the Labor Dispute Arbitration Committee which is in Party B’s registration place for arbitration.

Party A（Seal） Legal Representative （Seal） Date Month Year	Party B（Signature） ID Card: 110108196708058910 29th Dec. 2007
This contract shall be submitted by the employer. It is identified that this unit has been registered in the district and can be issued. Issue Authority（Seal） Issued By (Seal) Date Month Year